NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

AUTHORIZED COMMON: 300,000,000 SHARES
PAR VALUE $0.001

CUSIP NO.228689 10 5

NUMBER

SHARES

CROWNBUTTE WIND POWER, INC.

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

« Shares of CROWNBUTTE WIND POWER, INC. Common Stock »
transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:



Crownbutte Wind Power, Inc.
Corporate
SEAL
Nevada

PRESIDENT & CEO

SECRETARY

Countersigned & Registered:
StockTransfer Online, LLC
61 Broadway, Suite 1630
New York, NY 10006

By ______
Authorized Signature

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